UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 7, 2010

SELECTICA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-29637 (Commission File Number)	77-0432030 (I.R.S. Employer Identification Number)

1740 Technology Drive, Suite 450
San Jose, CA 95110
(408) 570-9700

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2010, the Board of Directors (the “Board”) of Selectica, Inc. (the "Company") elected Michael Casey, Michael Brodsky and J. Michael Gullard as new members of the Board, effective immediately, with a term that continues until the Company’s 2010 annual meeting of stockholders and until their respective successors have been duly elected and qualified.

In connection with their election, Messrs. Casey, Brodsky and Gullard each are entitled to a stock option grant of 5,000 shares of the Company’s common stock, pursuant to the Company’s Compensation Plan for Non-Employee Directors (the “Director Plan”).  In addition, each of the new directors will be eligible to receive future stock option and restricted stock unit grants under the Director Plan.

Mr. Casey was appointed as a member of the Board’s Nominating and Corporate Governance Committee and as a member and chairman of the Board’s Audit Committee.  Mr. Brodsky was appointed as a member of the Board’s Compensation Committee.  Mr. Gullard was appointed as a member of the Board’s Audit Committee and as a member and chairman of the Board’s Compensation Committee.  All three new directors were appointed as members of the Board’s Independent Director Evaluation Committee.

Messrs. Casey, Brodsky and Gullard were elected to fill vacancies left by the resignations of Brenda Zawatski, James Arnold and James Thanos.  Ms. Zawatski and Messrs. Arnold and Thanos resigned from the Board on October 7, 2010.  None of their resignations were the result of a disagreement with the Company.

On October 11, 2010, the Company issued a press release that announced the director appointments and resignations.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
Exhibit 99.1	Press Release of Selectica, Inc., dated October 11, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECTICA, INC.

DATE: October 11, 2010	By:	/s/ Todd Spartz
Todd Spartz
Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Exhibit
Exhibit 99.1	Press Release of Selectica, Inc., dated October 11, 2010.